Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. ANNOUNCES
RESTRUCTURING ACTIONS

•	Adjustment of Cost Structure Due to Market Uncertainty Brought on by the COVID-19 Pandemic

•	Restructuring Charge of $18 Million to be Recorded in the Second Quarter 2020

•	Estimated Annualized Savings of Approximately $30 Million

BRISTOL, Conn., July 6, 2020 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that given the unprecedented macroeconomic disruption brought on by the global COVID-19 pandemic, it will take a second quarter 2020 restructuring charge, primarily severance related, of approximately $18 million. This charge is anticipated to have a negligible cash impact in the second quarter, an approximate $10 million cash impact in the second half of 2020, and the remaining cash impact in 2021.
“The unprecedented disruption in global industrial and aerospace end markets brought on by the COVID-19 pandemic necessitates our adjusting costs throughout the Company to align with demand,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “With the continued uncertainty related to the pace of recovery, we have had to make some difficult decisions. Our ability to manage costs allows Barnes Group to remain competitive as we weather the pandemic and best position the Company for an economic resurgence,” added Dempsey.

Through manufacturing and functional workforce reductions, the Company anticipates annualized cost savings of approximately $30 million with realization of the savings beginning in the second half of 2020. These actions are expected to reduce Barnes Group’s global workforce by approximately 8%.

The Company will provide an update of its business operations and end market environment on its Second Quarter 2020 Earnings Call scheduled for Tuesday, July 28, 2020.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-

looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: the ongoing impacts of the COVID-19 pandemic on our business, including on demand, supply chain and operations and the industries and customers that we serve; the failure to achieve anticipated cost savings associated with the workforce reductions and restructuring actions discussed in this news release (the “Plan”); the ability to successfully execute the Plan; higher than anticipated costs in implementing the Plan; the preliminary nature of our cost and savings estimates related to the Plan, including the timing of such charges and savings, which are subject to change as the Company makes decisions and refines estimates over time; timing delays in implementing the Plan; our ability to realize all of the cost savings and benefits anticipated in connection with the Plan; management and employee distraction resulting from the Plan; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070